Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made by and between Covey Park Employment Management Services LLC, a Delaware limited liability company (the “Company”), and Mark E.  Wilson (the “Executive”), to be effective as of the 18th day of April, 2019 (the “Agreement Effective Date”).

In entering into this Agreement, the Board of Managers of the Company (including any board of directors of any successor to the Company, the “Board”) desires to provide the Executive (pursuant and subject to the terms of this Agreement) with substantial incentives to continue to serve the Company without distraction or concern over minimum compensation or benefits, and to provide a further incentive for Executive to maximize the returns to the Company’s stockholders.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.Employment Period.  As of the Agreement Effective Date, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment with the Company, in accordance with, and subject to, the terms and provisions of this Agreement (including the right of either party to terminate this Agreement pursuant to Section 3), for the period commencing on the Agreement Effective Date and ending on the second (2nd) anniversary of the Agreement Effective Date (such date is the “Initial Expiration Date” and such two (2)-year period is the “Initial Term”); provided, however, that, subject to Section 3, beginning on the Initial Expiration Date and on each anniversary of the Initial Expiration Date thereafter, the Executive’s employment hereunder shall automatically be extended for successive one (1)-year periods unless on or before the date that is sixty (60) days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.  The period from the Agreement Effective Date through the expiration of this Agreement or, if sooner, the termination of the Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

2.Terms of Employment.

(a)Position and Duties.  As of the Agreement Effective Date, the Executive shall be a full-time employee of the Company with the title and responsibilities of Senior Vice President & Chief Accounting Officer.  The Executive shall report to the Executive Vice-President & Chief Financial Officer of the Company, or such other member of the executive management team of the Company as the Company may decide from time to time.  During the Employment Period, the Executive agrees to devote his full business time, attention, and effort to the business and affairs of the Company and its affiliates (as defined in Section 13(k)) (the Company together with each of its affiliates, collectively the “Company Group”) and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities as may be assigned to the Executive from time to time by the Company.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, educational, alumni, or charitable boards, or committees, (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, or (iii) manage personal investments, so long as, in each case, such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement and do not violate the terms of this Agreement (including Sections 7 and 9); provided that the Executive may not serve on the board of, or provide any other services to, a for-profit corporation, or similar body of a for-profit business organized in other than corporate form, without the prior written consent of the Board or a committee thereof.

(b)Compensation.

(i)Base Salary.  During the Employment Period, the Executive shall receive an annualized base salary of $275,000 (as such salary may be increased from time to time, the “Annual Base Salary”), which shall be paid in accordance with the Company’s customary payroll policy in effect from time to time.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually and may be increased (but not decreased) at any time and from time to time as shall be determined by the Board or a committee thereof in its discretion.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(ii)Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be eligible to receive, for each calendar year or portion thereof (to the extent set forth in Section 4 below) during the Employment Period, an annual bonus (the “Annual Bonus”), it being understood that the target Annual Bonus at planned or targeted levels of performance for complete calendar years during the Employment Period shall equal 75% of the Annual Base Salary (the “Target Annual Bonus”).  The eligibility for and the determination of the amount of any Annual Bonus(es) paid hereunder shall be determined by the discretion of the Board or committee thereof.  Any Annual Bonus that becomes payable hereunder shall be paid no later than March 15 of the year immediately following the calendar year to which such Annual Bonus is attributable; provided, however, that (except as otherwise provided in Section 4 below), the Executive will be entitled to receive payment of such Annual Bonus only if the Executive is employed by the Company on such date of payment.

(iii)Annual Equity Compensation Awards.  During the Employment Period, the Executive shall be eligible to participate in the Company’s omnibus equity compensation plan, as and when adopted in connection with an initial public offering (“IPO”) of the Company, subject to the terms and conditions thereof.  It is expected that if the Company’s equity compensation plan is adopted during the Employment Period, the Executive shall be eligible to receive an annual award thereunder, based on vesting or performance criteria determined in the discretion of the Board or a committee thereof, which is currently expected to include ratable vesting in equal annual installments over a three (3)-year period, with an expected target grant date fair value equal to 175% of the Executive’s Annual Base Salary.  The Executive’s entitlement to any equity award under this Agreement, as well as the type of equity award to be awarded, shall be determined in the discretion of the Board or a committee thereof.

(iv)Employee Benefit Plans.  During the Employment Period, the Executive or the Executive’s eligible dependents, as the case may be, shall be eligible to participate in pension and welfare benefit plans, practices, policies, and programs provided by the Company, to the extent applicable generally to other similarly situated executive employees of the Company, subject to all present and future terms and conditions of such pension and welfare benefit plans, practices, policies, and programs as may be in effect from time to time.  The Company shall not, however, by reason of this Section 2(b)(iv), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such plan, practice, or program so long as such changes are similarly applicable to similarly situated Company employees.

(v)Business Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the policies, practices, and procedures of the Company, as in effect from time to time.

(vi)Vacation.  During the Employment Period, the Executive shall receive paid vacation in accordance with the plans, policies, programs, and practices of the Company, as in effect from time to time, with no less than four (4) weeks of paid vacation each complete calendar year (pro-rated for any partial calendar year at the beginning and end of the Employment Period), in addition to Company holidays.

(vii)D&O Insurance.  During the Employment Period, the Company shall cause the Executive to be listed as a named insured, or otherwise covered as an insured person, under such generally applicable directors and officers insurance coverage as it may elect to maintain from time to time.  The Company shall use commercially reasonable efforts to cause such coverage to be a “tail” policy that remains in place with respect to the Executive for a period of two (2) years immediately following the Date of Termination (as defined below), provided that the Executive remains in compliance with his obligations under this Agreement and such coverage for the Executive is reasonably available from the Company’s then-existing insurance company(ies) and is reasonably priced, in each case as determined by the Company in its discretion.  Nothing herein prohibits the Company from suspending, amending, or discontinuing its directors and officers insurance or from changing insurance carriers at any time for any or no reason with or without notice, as long as any such actions are applicable to Company executives generally.

(c)The Executive confirms and agrees that:  (i) the Executive shall not at any time disclose to the Company or other any member of the Company Group or their respective representatives, or use for any purpose in the course of the Executive’s employment or engagement by the Company or any other member of the Company Group, any confidential or proprietary information of any other person, including without limitation any former employer; (ii) the Executive has returned to all former employers any and all property belonging to any of them (including without limitation all electronically stored information) and will not at any time use any such property for any purpose in the course of the Executive’s employment hereunder; (iii) the execution, delivery, and complete performance of this Agreement by the Executive does not and will not breach, violate, or cause a default under any contract, agreement, obligation, instrument, order, judgment, or decree to which the Executive is a party or by which the Executive is bound; and (iv) the Executive is not a party to or bound by any employment or services agreement, confidentiality agreement, noncompetition agreement, other restrictive covenant, fiduciary obligation, or other obligation or agreement that would or could prohibit or restrict the Executive from being employed by the Company or from performing any of the Executive’s duties under this Agreement.

3.Termination of Employment.

(a)Death or Disability.  The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death.  If the Company determines that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give the Executive written notice in accordance with Section 13(d) of this Agreement of its intention to terminate the Executive’s employment and the Employment Period.  For purposes of this Agreement, “Disability” shall exist if the Executive is unable to perform the essential functions of the Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental- impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.

(b)Cause; Other Terminations by the Company.  The Company may terminate the Executive’s employment and the Employment Period at any time for Cause or for any other reason.  For purposes of this Agreement, “Cause” shall mean a determination by the Board that the Executive (i) has engaged in gross negligence, gross incompetence, or willful misconduct in the performance of the Executive’s duties with respect to any member of the Company Group, (ii) has failed without proper legal reason to perform the Executive’s duties and responsibilities to any member of the Company Group or to follow any reasonable directive from the Board, (iii) has breached or has threatened to breach Sections 7 or 9 of this Agreement, (iv) has materially breached any other provision of this Agreement or any other written agreement between the Executive and one or more members of the Company Group, including the Executive’s breach of any representation, warranty, or covenant made under any such agreement, or the Executive’s breach of any policy or code of conduct established by any member of the Company Group and applicable to the Executive, (v) has committed an act of theft, fraud, embezzlement, or misappropriation in respect of any member of the Company Group, or a material breach of a fiduciary duty to any member of the Company Group, (vi) the Executive’s breach of any law applicable to the workplace or employment relationship, or breach of any material policy or code of conduct of any member of the Company Group applicable to the Executive, including the Company’s policies on discrimination, retaliation, and sexual harassment, or (vii) has engaged in the commission of or has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).  Notwithstanding the foregoing, the Company shall not terminate the Executive’s employment pursuant to clauses (i) or (iv) of this Section 3(b) unless the Company first provides the Executive written notice of (in accordance with Section 13(d)) and thirty (30) days to cure any such grounds for termination (provided that no such notice and cure opportunity shall be required as to any such grounds that the Board determines are not reasonably susceptible to a cure under the circumstances) and the Executive has failed to cure such grounds for termination to the satisfaction of the Board within such thirty (30) day period.

(c)Good Reason; Other Terminations by the Executive.  The Executive’s employment and the Employment Period may be terminated by the Executive for Good Reason or for any other reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i)a diminution in the Executive’s Annual Base Salary; or

(ii)the involuntary relocation of the geographic location of the Executive’s principal place of employment by more than fifty (50) miles from the location of the Executive’s principal place of employment as of the Agreement Effective Date; or

(iii)a material breach by the Company of this Agreement.

Notwithstanding the foregoing provisions of this Section 3(c) or any other provision in this Agreement to the contrary, any assertion by the Executive of a termination of employment for Good Reason shall not be effective unless all of the following conditions are satisfied:  (A) the condition described in Section 3(c)(i), (ii), or (iii) giving rise to the Executive’s termination of employment must have arisen without the Executive’s consent; (B) the Executive must provide written notice to the Company of such condition in accordance with Section 13(d) within forty-five (45) days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of such notice by the Company; and (D) the date of the Executive’s termination of employment must occur within ninety (90) days after the initial existence of the condition specified in such notice.

(d)Notice of Termination.  Any termination of the Executive’s employment by the Company for Cause or for any other reason, by the Executive for Good Reason, by the Executive other than for Good Reason, or by either party for non-renewal of the Employment Period shall be communicated by written notice to the other party hereto, given in accordance with Section 13(d) of this Agreement.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e)Date of Termination.  For purposes of this Agreement, the term “Date of Termination” means the date the Employment Period ends.

(f)Deemed Resignations.  Unless otherwise agreed to in writing by the Company and the Executive prior to the termination of the Executive’s employment, any termination of the Executive’s employment shall constitute an automatic resignation of the Executive as an officer of the Company and, to the extent applicable, each other member of the Company Group, and, to the extent applicable, an automatic resignation of the Executive from the Board and from the board of directors or similar governing body of any member of the Company Group and from the board of directors or similar governing body of any corporation, limited liability entity, or other entity in which any member of the Company Group holds an equity interest and with respect to which board or similar governing body the Executive serves as the member of the Company Group’s designee or other representative.

4.Obligations of the Company upon Termination.

(a)Termination Without Cause or Termination for Good Reason.  If (x) the Company terminates the Executive’s employment other than for Cause (but not by reason of death or Disability) or (y) the Executive terminates his employment for Good Reason, then, subject to Section 6(c):

(i)the Company shall pay or provide to or in respect of the Executive the following amounts and benefits:

(A)in a lump sum in cash, within ten (10) days after the Date of Termination, or such earlier date as required by law, an amount equal to the sum of (1) the Executive’s Annual Base Salary earned but unpaid for the pay period in which the Date of Termination occurs, and (2) any compensation for unused vacation time for which the Executive is eligible in accordance with the plans, policies, programs, and practices of the Company, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”);

(B)any accrued but unpaid Annual Bonus for any completed calendar year in the Employment Period, as determined pursuant to Section 2(b)(ii) but without regard to the requirement that the Executive be employed on the payment date, which shall be paid at the time that Annual Bonuses are otherwise paid pursuant to Section 2(b)(ii);

(C)an amount equal to the sum of (1) the Annual Base Salary plus (2) the Target Annual Bonus for the year in which the Date of Termination occurs, which shall be payable in pro-rated-installments over a twelve (12) month period in accordance with the Company’s normal payroll policy, with the first such installment commencing within sixty (60) days following the Date of Termination;

(D)an amount equal to the Executive’s Target Annual Bonus for the year including the Date of Termination, which amount shall be payable in installments in the same manner and timeframe as the payments set forth in Section 4(a)(i)(C) above, and which amount shall be pro-rated through and including the Date of Termination (based on the ratio of the number of days the Executive was employed by the Company during such calendar year to 365); and

(E)effective as of the Date of Termination, (1) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award, and performance award other than any Units awarded under the Limited Liability Company Agreement of Covey Park Management LLC, dated as of June 18, 2013 (the “CPM LLC Agreement”) (each, a “Compensatory Award”) that is outstanding as of a time immediately prior to the Date of Termination and (2) unless a longer post-employment term is provided in the applicable award agreement, the extension of the term during which each and every Compensatory Award that is an option or stock appreciation right may be exercised by the Executive until the earlier of (x) the first anniversary of the Date of Termination or (y) the maximum original term of the Compensatory Award.

(ii)provided the Executive timely elects health continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his eligible dependents and the monthly premium amount paid by similarly situated active executives.  Such reimbursement shall be paid b the Executive no later than the final day of the month immediately following the month in which the Executive timely remits the premium payment.  The Executive shall be eligible to receive such reimbursement until the earliest of (A) the date that is eighteen (18)-months after the Date of Termination; (B) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source (and any such eligibility shall be promptly reported to the Company by the Executive).  Notwithstanding the foregoing, if the Company’s payments under this Section 4(a)(ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”) or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 4(a)(ii) in a manner as is necessary to comply with the-ACA.

(b)Cause; Death or Disability; Resignation other than for Good Reason; Non-Renewal.  If the Executive’s employment is terminated for Cause, or due to the Executive’s death or Disability, or resignation for a reason by the Executive other than Good Reason, or following (and as a result of) the delivery of a notice of non-renewal pursuant to Section 1 by either the Company or the Executive, the Employment Period shall terminate without further obligations to the Executive other than for Accrued Obligations.  In each case, all Accrued Obligations shall be paid to the Executive or his estate, as applicable, in a lump sum in cash within ten (10) days of the Date of Termination or such earlier date required by law.

(c)After-Acquired Evidence; Clawback.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that the Executive is eligible to receive any payments or benefits pursuant to Sections 4(a)(i)(B), (C), (D) or (E), or Section 4(a)(ii) (the “Severance Benefits”) but, after such determination, the Company subsequently acquires evidence or determines that:  (i) the Executive has failed to abide by any of the terms of Sections 7 or 9; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate the Executive’s employment pursuant to Section 3(b), then the Company shall have the right to cease the payment of any Severance Benefits and the Executive shall promptly return to the Company all Severance Benefits received by the Executive prior to the date that the Company determines that the conditions of this Section 4(c) have been satisfied.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation, or stock exchange listing requirement).

5.Non-exclusivity of Rights.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company or any other member of the Company Group at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program, or contract or agreement except as such plan, policy; practice or program, or contact or agreement is superseded by this Agreement.

6.Full Settlement; Resolution of Disputes.

(a)Any dispute arising out of or relating to this Agreement, including the breach, termination, or validity thereof, or the Executive’s employment hereunder or the termination thereof, shall be finally resolved by arbitration in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules by a single arbitrator selected in accordance with such rules.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The place of arbitration shall be in Dallas County, Texas.  The arbitrator’s decision must be based on the provisions of this Agreement and the relevant facts, and the arbitrator’s reasoned decision and award shalt be binding on both parties.  Notwithstanding this Section 6(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 7 and 9; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 6(a).  The parties will each bear their own attorneys’ fees and costs in connection with any dispute.  This Section 6(a) does not preclude the Executive from filing a charge or complaint with a federal, state, or other governmental administrative agency.  Notwithstanding the foregoing, any dispute arising out of or relating to any Units granted to the Executive under the CPM LLC Agreement shall be subject to the dispute resolution provisions of Section 11.10 of the CPM LLC Agreement.

(b)By entering into this Agreement and entering into the dispute resolution provisions of this Section 6, THE EXECUTIVE AND THE COMPANY EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(c)Notwithstanding any provision of Section 4, the Company’s obligation to pay the amounts due on any termination of employment under Section 4 (other than the Accrued Obligations) are conditioned on (i) the Executive continuing to abide by the terms of Sections 7 and 8, and (ii) the Executive’s execution (without revocation during any applicable statutory revocation period) of a waiver and release of any and all claims in the form attached hereto as Exhibit A, as such form may be amended by the Company at its discretion to address changes in applicable law or the circumstances of the termination of the Executive’s employment.

7.Confidential Information; Intellectual Property.

(a)The Executive acknowledges and agrees that the Executive has been provided with and has had access to, and in the course of the Executive’s employment hereunder the Company will continue to provide the Executive, and the Executive and will continue to have access to, Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any other member of the Company Group, and their respective businesses, obtained by the Executive during the Executive’s employment or affiliation with the Company or any other member of the Company Group (referred to herein as “Confidential Information”).  Confidential Information shall include all trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to the Executive, individually or in conjunction with others, during the period that the Executive is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks).  During the Employment Period and at all times after termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it, and shall not use any Confidential Information, except, in each case, for the benefit of the Company Group.  Upon the termination of the Executive’s employment for any reason, the Executive shall return to the Company all documents (including electronically stored information) and all copies thereof and other tangible items of or containing or pertaining to Confidential Information which are in the Executive’s possession, custody, or control, or with respect to equipment that is not Company property that is in the Executive’s possession, custody, or control and which contains or pertains to Confidential Information, the Executive shall permanently delete such Confidential Information from such equipment.  Nothing in this Agreement shall prohibit or restrict the Executive from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to the Executive individually from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  The Executive is not required to inform any member of the Company Group if he participates in any of the activities referenced in the previous sentence.  Pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any trade secret that (X) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (Y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)The Executive agrees that the Company owns, and the Executive shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by the Executive during the period in which the Executive is or has been employed by or affiliated with the Company or any other member of the Company Group that either (i) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (ii) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual  Property”), and the Executive shall promptly disclose all Company Intellectual Property to the Company.  All of the Executive’s works of authorship and associated copyrights created during the period in which the Executive is employed by or affiliated with the Company or any member of the Company Group and in the scope of the Executive’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act.  The Executive shall perform, during and after the period in which the Executive is or has been employed by or affiliated with the Company or any of the Company Group, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property.  Such acts may include execution of documents and assistance or cooperation (A) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (B) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (C) in other legal proceedings related to the Company Intellectual Property.

8.Non-Solicitation.

(a)The Executive and the Company agree to the non-solicitation provisions of this Section 8 as a material inducement for the Company to employ the Executive hereunder, and to provide Confidential Information in the course of such continued employment, and to protect the Confidential Information disclosed or entrusted to the Executive by the Company Group or created or developed by the Executive for any member of the Company Group, the business goodwill of the Company Group developed through the efforts of the Executive, and the business opportunities disclosed or entrusted to the Executive by any member of the Company Group.  The Executive agrees that during the Employment Period and for a period of one (1) year after the Date of Termination (regardless of the time or reason for termination), he will not, directly or indirectly:

(i)hire, contract, or solicit, or attempt any of the foregoing, with respect to any director, officer, employee, consultant, or independent contractor of any member of the Company Group; or

(ii)induce or otherwise counsel, advise or encourage any director, officer, employee, consultant, or independent contractor of any member of the Company Group to leave or alter their employment or engagement by the Company Group (all of the foregoing activities described in parts (i) and (ii) of this paragraph are collectively referred to as the “Prohibited Activity”).

(b)In addition to all other remedies at law or in equity which the Company and any other member of the Company Group may have for breach of a provision of this Section 8 by the Executive, it is agreed that in the event of any breach or attempted or threatened breach of any such provision, the Company (and each other member of the Company Group as a third party beneficiary hereto) shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against the Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.  If the provisions of this Section 8 (or any part thereof) should ever be deemed to exceed the time, geographic, or occupational limitations permitted by the applicable law, the Executive and the Company agree that such provisions (or parts thereof) shall be and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by the applicable law.

(c)The covenants (and each parts thereof) of the Executive set forth in this Section 8 are independent of and severable from every other provision (and part thereof) of this Agreement, and the breach of any other provision (or part thereof of this Agreement by the Company or the breach by the Company of any other agreement between the Company and the Executive shall not affect the validity of the provisions (or parts thereof) of this Section 8 or constitute a defense of the Executive in any suit or action brought by the Company to enforce any of the provisions (or parts thereof) of this Section 8 or seek any relief for the breach thereof by the Executive.

(d)The running of the time period in which the covenants set forth in Section 8(a) shall apply shall be tolled during the period of any breach by the Executive of this Section 8 and during the period of any dispute involving the breach, applicability, scope, duration, or other aspect of any of the provisions of this Section 8, whether or not any party has filed a lawsuit or initiated arbitration.  The provisions of this Section 8 shall remain in full force and effect for the duration of such breach or dispute, until the breach or dispute is fully and finally resolved by either (i) the written agreement of the parties to each such dispute or (ii) a final, non-appealable order from a court of competent jurisdiction, at which point the time-period of such provisions shall again commence running, unless such agreement or order (as applicable) expressly provides otherwise.

(e)The Executive acknowledges, agrees and stipulates that:  (i) the terms and provisions of this Agreement are reasonable in all respects and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 8 are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52; (ii) the consideration provided by the Company under this Agreement is not illusory; and (iii) the consideration given by the Company under this Agreement, including the provision by the Company of Confidential Information to the Executive as contemplated by Section 7, gives rise to the Company’s interest in restraining and prohibiting the Executive from engaging in the Prohibited Activity as provided under this Section 8, and the Executive’s covenant not to engage in the Prohibited Activity pursuant to this Section 8 is designed to further enforce the Executive’s consideration (or return promises), including the Executive’s promise to not disclose Confidential Information under this Agreement.

9.Successors.

(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive.

(b)The Company may assign this Agreement without the Executive’s consent, including to any member of the Company Group or to any successor to, or acquirer of (whether by merger, purchase, or otherwise), all or substantially all of the equity, assets, or business of the Company.

10.Section 409A.

(a)This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation §1.40-9A-1(b)-(9)-(iii); and the provisions of this-Agreement will be administered, interpreted, and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).  Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  Notwithstanding any provision of this Agreement to the contrary, the parties agree that (i) any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until a date following six (6) months after the Executive’s termination date, or if earlier, the Executive’s death, and (ii) to the extent necessary to maintain an exemption or comply with Section 409A, the Executive shall be considered to have terminated employment with the Company when the Executive incurs a “separation from service” with the Company within the meaning of Section 409A.  Any payment that is deferred compensation subject to Section 409A which is conditioned upon the Executive’s execution of a release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.

(b)All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

(c)Notwithstanding any provision of this Agreement to the contrary, the Executive acknowledges and agrees that the members of the Company Group and their respective employees, officers and directors shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause any member of the Company Group or their respective employees, officers or directors to be liable for, any tax, interest, or penalties imposed on the Executive related to or arising with respect to any violation of Section 409A.

11.Section 280G.  Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Executive has the right to receive from any member of the Company Group (or any party to a transaction with any member of the Company Group), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company Group will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized public accounting firm selected by the Company in good faith and approved by the Executive, which approval shall not be unreasonably withheld.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or any other member of the Company Group) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

12.Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws that would require the application of the laws of any other state or jurisdiction.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 6(a) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Dallas County, Texas.

(b)The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and heirs, executors and other legal representatives.

(d)All notices and other communications hereunder shall be in writing and shall be given by either party either by hand delivery to the other party or by courier service, as follows:

If to the Executive:

Mark E. Wilson
204 Brentwood Estates Drive
Trinidad, Texas 75163

If to the Company:

Covey Park Employment Management Services LLC
8401 N. Central Expressway, Suite 700
Dallas, Texas 75225
ATTN:  Board-of Managers

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective (a) when delivered in person, (b) on the first business day after such notice is sent by express overnight courier service, or (c) on the second business day following deposit with an internationally-recognized overnight or second-day courier service with proof of receipt maintained.

(e)The invalidity or unenforceability of any provision (or part thereof) of this Agreement shall not affect the validity or enforceability of any other provision (or part thereof) of this Agreement.

(f)Except as otherwise provided herein, the Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation and any authorized deductions.

(g)The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement; provided, however, that any claim for termination for Good Reason must be raised pursuant to the terms set forth in Section 3(c) hereof.

(h)This Agreement, along with the CPM LLC Agreement, contains the complete and total understanding of the parties, whether oral or written, concerning the subject matters hereof and expressly supersedes any previous agreement between the parties relating to the subject matter hereof.  This Agreement supersedes and replaces that certain offer letter from Covey Park Employment Management Services LLC to the Executive dated April 24, 2017 (the “Offer Letter”) in its entirety and the Executive acknowledges and agrees that the Executive has received all compensation and benefits that he is owed, has been owed, or could ever be owed pursuant to the Offer Letter.  For the avoidance of doubt, any equity incentive award agreements or indemnity agreements between the Company and Executive remain in effect in accordance with their terms and are not superseded pursuant to this Section 12(h), except to the extent that this Agreement provides more favorable vesting provisions applicable to certain terminations of employment as described herein.  Sections 3 through 12 herein shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period or Executive’s employment.

(i)The Executive agrees to promptly disclose the Executive’s obligations to the Company under Sections 7 and 8 of this Agreement to any future employer or other person with whom the Executive may become, or may seek to become, employed or engaged to perform services of any kind following the Executive’s employment with the Company.  The Executive further agrees that the Company may in its discretion disclose this Agreement or any part thereof to any such actual or prospective employer or other person, and that the Executive shall not have or assert any claims of any kind against the Company for doing so.

(j)Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Company pursuant to any such law (whether in existence as of the Agreement Effective Date or later adopted).

(k)For the purposes of this Agreement, “affiliates” means any person or entity Controlling, Controlled by, or Under Common Control with the Company.  The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity.  For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries:  (i) in the case of a corporation more than fifty percent (50%) of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership or joint venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions); or (iii) in the case of any other person or entity, more than fifty percent (50%) of the economic or beneficial interest therein.

(l)This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same Agreement.

(m)Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  Unless the context requires otherwise, all references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof.  All references to “dollars” or “$” in this Agreement refer to United States dollars.  The words “herein”, “hereof’, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  The word “or” is not exclusive.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(n)During the Employment Period and thereafter, upon request from the Company, the Executive shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to the Executive’s actual or prior areas of responsibility.  The Company shall pay or reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses reasonably incurred, to comply with the Executive’s obligations under this Section 12(n), so long as the Executive provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all to be effective as of the Agreement Effective Date.

COVEY PARK EMPLOYMENT MANAGEMENT SERVICE

By: /s/ Alan Levande_________________

Name: Alan Levande

Title: Co-Chief Executive Officer

EXECUTIVE

/s/ Mark E. Wilson____________________

Mark E. Wilson

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